TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                         RESULTS FOR FISCAL YEAR 2004


Minneapolis/January 27, 2004/--For the quarter ended December 31, 2003, Techne Corporation's consolidated net earnings were $12,370,000 or 30 cents per share (diluted), compared with $9,881,000 or 23 cents per share (diluted) for the quarter ended December 31, 2002. For the six months ended December 31, 2003, Techne's consolidated net earnings were $24,942,000 or 60 cents per share (diluted), compared with $20,326,000 or 48 cents per share (diluted) for the six months ended December 31, 2002. The improvement in profitability was the result of increased net sales and improved gross margins.

Consolidated net sales for the quarter and six months ended December 31, 2003 were $38,264,000 and $76,257,000, respectively. This was an increase of $4,964,000 or 15% and $8,409,000 or 12% from the second quarter and first six months of last year. R&D Systems' Biotechnology Division net sales for the quarter and six months increased $2,345,000 (11%) and $3,890,000 (9%). R&D Systems' Hematology Division net sales for the quarter and six months increased $468,000 (12%) and $975,000 (13%), respectively. The higher than usual growth in Hematology was primarily due to a new distributor added in January 2003 and growth in OEM business. R&D Europe's net sales for the quarter and six months increased $2,151,000 (24%) and $3,544,000 (21%), respectively. In British pound sterling, R&D Europe's net sales increased 13% for both the quarter and six months ended December 31, 2003.

Gross margins, as a percentage of net sales, increased from 74.9% in the second quarter of fiscal 2003 to 77.9% in the second quarter of fiscal 2004. For the six months ended December 31, 2003, gross margins, as a percentage of net sales, increased from 74.9% to 77.6%. The majority of the increase in margin percentage was the result of R&D Europe's gross margins increasing from 40.3% in the second quarter of fiscal 2003 to 50.4% in the second quarter of fiscal 2004. R&D Europe's gross margins for the six months ended December 31, 2003 increased from 40.1% to 49.8%. This increase was due to favorable exchange rates as a result of a weaker U.S. dollar to the British pound sterling and the expiration, on June 30, 2003, of a royalty agreement associated with the purchase of Genzyme, Inc's reagent business in fiscal 1999. R&D Europe expensed $436,000 and $844,000, respectively, in the quarter and six months ended December 31, 2002 under this agreement.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2003 increased $618,000 (13%) and $750,000 (8%), respectively. R&D Europe's selling, general and administrative expenses increased $328,000 (21%) and $415,000 (13%) for the quarter and six months. Most of this increase was the result of higher exchange rates used to convert R&D Europe's expenses from pounds to dollars. In British pound sterling, R&D Europe's selling, general and administrative expenses increased 10% and 6%, respectively. In addition, Techne's corporate expenses increased $165,000 and $280,000, respectively, for the quarter and six months ended December 31, 2003. This increase was the result of higher audit and related fees, directors' and officers' insurance premium increases and consulting fees associated with compliance with Sarbanes-Oxley.

Research and development expenses for the quarter and six months ended December 31, 2003 increased $471,000 (9%) and $601,000 (6%), respectively.
Included in research and development expenses for each period were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The portion of the losses by these two companies included in Techne results for the quarter and six months ended December 31, 2003 were $953,000 and $1,561,000, respectively, compared to $659,000 and $1,356,000 for the quarter and six months ended December 31, 2002, respectively. R&D Systems' internal research and development expenses for the quarter and six months ended December 31, 2003 increased $177,000 (4%) and $396,000 (5%), respectively, from the quarter and six months ended December 31, 2002.

Effective January 1, 2004, Techne purchased a 10% interest in Hemerus Medical, LLC for $3 million. Hemerus Medical, LLC was formed in March 2001 and has acquired and is developing technology for the separation of leukocytes from blood and blood components. Leukoreduced blood is important in blood transfusion. Hemerus owns two patents and has several others pending and is currently pursuing FDA approval to market its product in the U.S. In parallel with this investment, R&D Systems entered into a Joint Research Agreement with Hemerus. The research will involve joint projects to explore the use of Hemerus' filter technology to applications within R&D Systems' Hematology and Biotechnology Divisions. Such applications, if any, may have commercial potential in other laboratory environments.

Statements in this earnings release and elsewhere which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

                       *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854



                              TECHNE CORPORATION
                                   12/31/03
                    (In thousands, except per share data)
                                  (Unaudited)

                                       QUARTER ENDED     SIX MONTHS ENDED
                                     ------------------  ------------------
                                     12/31/03  12/31/02  12/31/03  12/31/02
                                     --------  --------  --------  --------
Net sales                            $ 38,264  $ 33,300  $ 76,257  $ 67,848
Cost of sales                           8,441     8,371    17,104    17,061
                                     --------  --------  --------  --------
Gross margin                           29,823    24,929    59,153    50,787

Operating expenses:
   Selling, general and
    administrative                      5,519     4,901    10,602     9,852
   Research and development             5,450     4,979    10,413     9,812
   Amortization of intangible assets      399       485       799       969
Interest expense                          172       296       347       619
Interest income                          (762)     (704)   (1,488)   (1,494)
Other non-operating expense
   (income), net                           20       (16)       98       134
                                     --------  --------  --------  --------
                                       10,798     9,941    20,771    19,892
                                     --------  --------  --------  --------
Earnings before income taxes           19,025    14,988    38,382    30,895
Income taxes                            6,655     5,107    13,440    10,569
                                     --------  --------  --------  --------
Net earnings                         $ 12,370  $  9,881  $ 24,942  $ 20,326
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.30  $   0.24  $   0.61  $   0.49
 Diluted                             $   0.30  $   0.23  $   0.60  $   0.48

Weighted average common shares
  outstanding:
  Basic                                41,035    41,445    41,000    41,404
  Diluted                              41,653    42,316    41,627    42,300


                                                         12/31/03   6/30/03
                                                         --------  --------
ASSETS
Cash and equivalents                                     $ 47,972  $ 39,371
Short-term investments                                    102,347    78,130
Trade accounts receivable                                  16,950    18,387
Interest receivable                                         1,830     2,054
Inventory                                                   7,144     6,332
Other current assets                                        5,651     5,241
Property and equipment, net                                81,707    81,166
Goodwill, net                                              12,540    12,540
Intangible assets, net                                      3,619     4,418
Other non-current assets                                   14,021    15,638
                                                         --------  --------
  Total assets                                           $293,781  $263,277
                                                         ========  ========

LIABILITIES
Current liabilities                                      $ 12,572  $ 10,808
Long-term debt                                             15,219    15,852
Stockholders' equity                                      265,990   236,617
                                                         --------  --------
  Total liabilities and equity                           $293,781  $263,277
                                                         ========  ========